Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Broadcom Corporation 1998 Stock Incentive Plan, as amended and restated, and the Broadcom Corporation 1998 Employee Stock Purchase Plan, as amended and restated, of our report dated January 25, 2008, with respect to the consolidated financial statements and schedule of Broadcom Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2008 filed with the Securities and Exchange Commission.
/s/ ERNST & YOUNG LLP
Orange County, California
February 3, 2009